Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimage Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-147344, 333-34788, 333-53875, 333-69550, 333-106901 and 333-127244) on Form S-8 of Rimage Corporation of our report dated March 16, 2009, with respect to the consolidated balance sheets of Rimage Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and our report dated March 16, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Rimage Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
March 16, 2009